Execution version

Intellectual Property Sale Deed

Gregory Winfield Hall as agent for National Australia Bank

Limited (as Mortgagee in Possession)

Barfresh Inc.

Gadens Lawyers
77 Castlereagh Street
Sydney NSW 2000

T	+ 61 2 9931 4999
F	+ 61 2 9931 4888
Ref	WXD33614099

Contents

1.	Definitions and interpretation	3

2.	Sale and purchase	7

3.	Purchase Price	8

4.	Completion	8

5.	Post Completion	9

6.	Title, risk and liabilities	9

7.	Limitation of liability	10

8.	Representations and warranties	14

9.	Confidentiality and publicity	15

10.	Termination	17

11.	Tax	18

12.	Interest	19

13.	General provisions	19

Schedule 1 – Intellectual Property		23

Schedule 2 – Encumbrances		28

Signing page		29

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Intellectual Property Sale Deed

Dated 15 October 2013

Parties

1.	Gregory Winfield Hall as agent for National Australia Bank Limited (as Mortgagee in Possession) C/-PwC, 201 Sussex Street, Sydney, NSW, 2000 (Seller).

2.	Barfresh Inc. of Suite 701, 90 Madison Street, Colorado,80206 USA (Buyer).

Background

A.	National Australia Bank Limited ACN 004 044 937 (NAB) provided certain facilities to Barfresh Food Group Pty Ltd. (“Bar Fresh Food Group”) an Australian company.

B.	Smoo Pty Limited ACN 113 127 030 (Smoo) provided a guarantee to NAB to secure the obligations of Barfresh Food Group to NAB, which guarantee is supported by the GSA.

C.	Smoo is in default of its obligations under the guarantee and the GSA.

D.	NAB has appointed Gregory Winfield Hall (Mr Hall) as agent to act on its behalf in exercising its powers under the GSA, including the right to sell the Intellectual Property.

E.	Smoo has the legal title to the Intellectual Property.

F.	The Seller has agreed to sell, and the Buyer has agreed to buy, the Seller’s right, title and interest in the Intellectual Property on the terms and conditions of this document.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this document, unless the context otherwise requires:

$means the lawful currency of the Commonwealth of Australia.

ASX means ASX Limited.

ATO Public Ruling means any ruling authorised by the Commissioner of Taxation for Australia and published by the Australian Taxation Office.

Bank Security Interests mean the security interests listed in part 1 of schedule 2.

Business Day means a day that is not a Saturday, Sunday or public holiday in Sydney.

Claim includes a claim, notice, demand, action, proceeding, litigation, investigation or judgment, loss, cost or liability however arising whether present or future.

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Completion Date means the date on which Completion takes place.

Completion means completion of the sale and purchase of the Intellectual Property contemplated in this document.

Confidential Information means:

(a) all information of or used by the Seller, relating to its transactions, operations and affairs;

(b) all other information in relation to the Intellectual Property treated by the Seller as confidential, including this document;

(c) all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraph (a) or (b); and

(d) all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or (c),

that is not public knowledge (otherwise than as a result of a breach of confidentiality).

Defaulting Party has the meaning given in clause 4.4.

Due Diligence Material means all information and documents provided or made available by or on behalf of the Seller or its representatives to the Buyer or its representatives.

Encumbrance means any security interest, mortgage, lien, restriction against transfer, pledge, claim, encumbrance and any third party interest.

End Date means the first to occur of:

(a)	the Completion Date; or

(b)	the date this document is terminated under clause 4.5 or clause 10.

Event of Default means the happening of any of the events listed in clause 10.1.

Excluded Intellectual Property means:

(c)	any assets of the Seller not included in the definition of Intellectual Property;

(d)	all assets which are the subject of a valid Claim of any third party;

(e)	any asset, the transfer, surrender, disposal or dealing of or with which, or any part of or interest in which, would or might cause a breach of a third party right or be otherwise contrary to any relevant law; and

(f)	Excluded Claims.

Excluded Claims mean all claims which the Seller and or NAB may have against third parties.

Governmental Agency means the Crown, any government, any governmental ministry or department, or any Crown, governmental, semi-governmental, statutory, parliamentary, administrative, fiscal, public, municipal, local, judicial or regulatory entity, agency, instrumentality, utility, authority, court, commission, body or tribunal.

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GSA means the General Security Agreement between NAB and Smoo dated 14 August 2012, and registered as number 201208150032747 in the Personal Property Securities Act 2009 Register.

GST means the same as in the GST Law, and any other goods and services tax or any tax, levy, charge or impost which applies in a similar way.

GST Law has the same meaning as in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and words defined in the GST Law (including ’supply’ and ‘taxable supply’) have the same meaning in this document unless the context makes it clear that a different meaning is intended.

Immediately Available Funds mean a bank cheque issued by an Australian registered bank or an electronic funds transfer through the RTGS (real-time gross settlement) payment system.

Insolvency Event means the happening of any of the following events:

(a)	an application is made to a court for an order or an order is made appointing a liquidator, provisional liquidator in respect of the Buyer (or proceedings are commenced or a resolution passed or proposed in a notice of meeting for any of those things);

(b)	proceedings are initiated with a view to obtaining an order for the winding up or similar process of the Buyer, or an order is made or any effective resolution is passed for the winding up of the Buyer;

(c)	except to reconstruct or amalgamate while solvent on terms approved by the non-defaulting party, the Buyer enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any class of its creditors;

(d)	a controller is appointed to or over or takes possession of all or a substantial part of the assets or undertakings of the Buyer;

(e)	the Buyer is or is deemed or presumed by law or a court to be insolvent;

(f)	the Buyer takes any step to obtain protection or is granted protection from its creditors, under any applicable legislation or an administrator is appointed to the Buyer; and

(g)	anything analogous or having a substantially similar effect to any of the events specified above happens in respect of the Buyer under the law of any applicable jurisdiction.

Intellectual Property means the right, title and interest, if any, of the Seller to the Patents and Trade Marks, and any other rights that the Seller has, if any, in other intellectual property rights, whether or not protected by statute or common law in Australia or elsewhere in the world, including copyright, designs, other subject matter of intellectual property rights and trading names and domain names, but excluding moral rights of the Seller.

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Liability means all liability (whether actual, contingent or prospective), loss, damages, costs and expenses of any description.

Mr Hall has the meaning given in paragraph D of the Background section above.

NAB has the meaning given in paragraph A of the Background section above.

Non-Defaulting Party has the meaning given in clause 4.4.

Patents includes the patents described in part 1 of schedule 1.

Penalty Amount means an amount equal to:

(a)	the Purchase Price under this document;

(b)	less the ultimate purchase price paid by a third party purchaser or purchasers (Third Party) of the Intellectual Property;

(c)	plus all the costs of the Seller that relate to the sale of the Intellectual Property to the Third Party, including receivership costs, marketing costs, costs of lawyers and costs of other advisors; and

(d)	plus interest on the amount referred to in paragraph (a) calculated from 15 October 2013 to the date that the Third Party completes on the acquisition of the Intellectual Property.

Permitted Disclosees has the meaning given in clause 9.1(b)(i).

Purchase Price means the amount specified at clause 3.1.

Smoo has the meaning given in paragraph B of the Background section above.

Specified Time means 12:00 pm on 15 October 2013.

Stakeholder means Gadens Lawyers Sydney Pty Limited of 77 Castlereagh Street, Sydney, New South Wales.

Tax includes any tax, levy, impost, assessment, deduction, charge, rate, stamp duty or compulsory loan or withholding levied, imposed, assessed or collected by or under any legislation or Governmental Agency, including any income, company, undistributed profits, payroll, sales, goods, services, value added, capital gains, withholding, prescribed payments, land, rating, stamp, transaction, social service and workers’ compensation tax, stamp duty, charge, contribution, levy and obligation, together with any associated interest, penalty, fine, charge and fee or other amount and Taxation has a corresponding meaning.

Trade Marks means the registered trademarks listed in part 2 of schedule 1.

1.2	Interpretation

In this document unless the context otherwise requires:

(a)	clause and subclause headings are for reference purposes only;

(b)	the singular includes the plural and vice versa;

(c)	words denoting any gender include all genders;

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(d)	reference to a person includes any other entity recognised by law and vice versa;

(e)	where a word or phrase is defined its other grammatical forms have a corresponding meaning;

(f)	any reference to a party to this document includes its successors and permitted assigns;

(g)	any reference to any document or agreement includes that document or agreement as amended at any time;

(h)	the use of the word includes or including is not to be taken as limiting the meaning of the words preceding it;

(i)	the expression at any time includes reference to past, present and future time and the performance of any action from time to time;

(j)	an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

(k)	an agreement, representation or warranty on the part of two or more persons is for the benefit of them jointly and severally;

(l)	reference to an exhibit, annexure, attachment or schedule is a reference to the corresponding exhibit, annexure, attachment or schedule in this document;

(m)	reference to a provision described, prefaced or qualified by the name, heading or caption of a clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment in this document means a cross reference to that clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment;

(n)	when a thing is required to be done or money required to be paid under this document on a day which is not a Business Day, the thing must be done and the money paid on the immediately preceding Business Day; and

(o)	reference to a statute includes all regulations and amendments to that statute and any statute passed in substitution for that statute or incorporating any of its provisions to the extent that they are incorporated.

1.3	The rule about contra proferentem

This document is not to be interpreted against the interests of a party merely because that party proposed this document or some provision in it or because that party relies on a provision of this document to protect itself.

2.	Sale and purchase

2.1	Sale of Intellectual Property

The Seller agrees to sell to the Buyer, and the Buyer agrees to buy from the Seller, the Seller’s right, title and interest in the Intellectual Property:

(a)	for the Purchase Price;

(b)	with all rights attached or accrued by or after the Specified Time; and

(c)	with effect from Completion.

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3.	Purchase Price

3.1	Amount

The Purchase Price for the Intellectual Property is $710,000.

3.2	Payment of the Purchase Price

The Buyer has paid the Purchase Price on or around the Specified Time, and the Seller acknowledges receipt of the Purchase Price.

3.3	Set off

Subject to as provided in this document, all amounts payable by the Buyer under this document must be paid by the Buyer without set off or deduction or withholding by the Buyer and the Buyer waives all right of set off, deduction, withholding, counter claim, retention, abatement or compensation.

4.	Completion

4.1	Time and place

Completion will take place at 2 pm (or such other time as the parties may agree) on 15 October 2013 at the offices of the Stakeholder at 77 Castlereagh Street, Sydney, or another place agreed by the parties in writing.

4.2	Seller’s obligations

At Completion, the Seller must deliver to the Buyer to the extent it has them in its possession:

(a)	the certificates of registration for the Trade Marks; and

(b)	the certificates of registration for the Patents.

4.3	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this document are interdependent; and

(b)	all actions required to be performed will be taken to have occurred simultaneously on the date of Completion.

4.4	Notice to complete

If Completion does not occur in accordance with this clause 4 because of the failure of any party (the Defaulting Party) to satisfy any of its obligations under this clause 4 then:

(a)	the Buyer (where the Defaulting Party is the Seller); or

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(b)	the Seller (where the Defaulting Party is the Buyer),

(in either case the Non-Defaulting Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 5 Business Days after the date of the notice and specifying that time is of the essence in relation to that notice.

4.5	Remedies for failure to comply with notice

If the Defaulting Party fails to comply with a notice given under clause 4.4, the Non-Defaulting Party may, without limiting its other rights or remedies available under this document or at law, but subject to clause 7:

(a)	immediately terminate this document, in which case the Non-Defaulting Party may seek damages for breach of this document; or

(b)	seek specific performance of this document, in which case:

(i)	if specific performance is obtained the Non-Defaulting Party may also seek damages for breach of this document; and

(ii)	if specific performance is not obtained the Non-Defaulting Party may then terminate this document and also seek damages for breach of this document.

5.	Post Completion

5.1	Assistance

For a period of 40 Business Days after the Completion Date, the Seller will execute any forms or other documents necessary to assist the Buyer register, at its sole cost, the sale and purchase of the Intellectual Property.

5.2	Limit on assistance

The assistance in clause 5.1 does not require the Seller to pay any fees, or carry out any action outside of Australia, or require the Seller to give any guarantee, warranty, representation or other assurance to any other person.

6.	Title, risk and liabilities

6.1	Title

The Seller’s right, title and interest in the Intellectual Property passes to the Buyer at Completion.

6.2	Possession

With effect from Completion, possession of the Intellectual Property and risk related to the Intellectual Property is given by the Seller and taken by the Buyer at the Specified Time.

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6.3	Income, profits and benefits

With effect from Completion, all income, profits and benefits of or related to the Intellectual Property:

(a)	up to the Specified Time, belong to the Seller; and

(b)	after the Specified Time, belong to the Buyer.

6.4	Liabilities

With effect from Completion, all Liabilities of or related to the Intellectual Property, after the Specified Timeare the responsibility of the Buyer and the Buyer indemnifies the Seller from and against those Liabilities.

7.	Limitation of liability

7.1	“As is, where is”basis

(a)	The Buyer unconditionally agrees that the Intellectual Property is to be sold and purchased on an “as is, where is” basis without recourse to, or warranty by, the Seller or NAB.

(b)	The Buyer cannot make any claim, objection or requisition against the Seller or NAB, or rescind or terminate this document in respect of the condition of the Intellectual Property.

7.2	No warranties

The Buyer acknowledges that no term, condition, warranty, representation or covenant of any kind has been made or is given by the Seller or NAB, their employees, officers, representatives, agents or advisors, in respect of any aspect of any of the Intellectual Property, or is implied in this document, and the execution of this document by the Buyer will be conclusive proof that the Intellectual Property are in every way satisfactory to the Buyer.

7.3	Liability of the Seller and NAB

The Seller and NAB are not liable to the Buyer for any Liability arising from or relating to any statement, representation, warranty, promise, undertaking or agreement in connection with the sale of the Intellectual Property, including any information provided for in the Due Diligence Material.

7.4	Buyer acknowledgments

(a)	The Buyer acknowledges that it has made its own assessment as to the condition, value, fitness for purpose and title to the Intellectual Property and the quality or suitability of the Intellectual Property and has placed no reliance in that assessment on any statement, conduct or representation by the Seller or NAB in relation to those matters.

(b)	The Buyer acknowledges, represents and warrants, and agrees with the Seller and NAB that:

(i)	it enters into this document solely as a result of its own due diligence, investigations, inquiries, advice and knowledge concerning the Intellectual Property, relying only on its own judgment after such investigation and enquiries;

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(ii)	neither the Seller nor NAB, nor their representatives,nor any person acting on their behalf, have made any representation, warranty or other inducement to the Buyer to enter into this document;

(iii)	it has not and will not rely on representations, warranties, forecasts, opinions, statements of belief, or other inducements by or on behalf of the Seller,NAB, or their representatives or any other person;

(iv)	it has undertaken a due diligence investigation in relation to the Intellectual Property and irrespective of whether or not the due diligence was as full or exhaustive as the Buyer would have wished, it has nevertheless independently and without the benefit of any inducement, representation or warranty from the Seller or NAB, determined to enter into this document; and

(v)	any estimate, budget or forecast made, or opinion expressed, in relation to the financial position or prospects related to the Intellectual Property (whether written or oral) was made or expressed to and accepted by the Buyer and this document is entered into, on the basis and condition that:

(A)	neither the Seller nor NAB, nor their representatives have made or does make any representation or warranty as to the accuracy or completeness of such estimate, budget, forecast or expression of opinion or that any such estimate, budget, forecast, or expression of opinion will be achieved; and

(B)	neither the Seller nor NAB, nor their representatives, will be liable to the Buyer or any other person in respect thereof and neither the Seller nor NAB, nor their representatives, will be liable to the Buyer or any other person in the event that, for whatever reason, such estimate, budget, forecast or expression of opinion is or becomes inaccurate, incomplete or misleading in any respect.

(c)	To the fullest extent permitted by law, all conditions, representations or terms implied or imposed by State or Commonwealth laws are excluded, and the Buyer waives any rights it may have in respect of them.

(d)	To the fullest extent permitted by law, the Seller and NAB will under no circumstances be liable in any way whatsoever to the Buyer nor will the Buyer have any remedy in respect of any Claim (whether contractual, tortious, statutory or otherwise) for any form of damages, losses, costs, injury or harm sustained or incurred by the Buyer in consequence of or resulting directly or indirectly out of the supply, performance or the use of the Intellectual Property, or by any third party or in connection with this document or otherwise.

(e)	The Buyer acknowledges and agrees that no warranties with respect to this document or the Intellectual Property are given by the Seller or NAB. The Buyer further acknowledges and agrees that:

(i)	the aggregate maximum liability of the Seller and NAB (including legal costs and expenses incurred defending a Claim) as a result of any Claim under this clause 7.4(e) or any other Claim relating to this document is limited to $20,000; and

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(ii)	the Seller will not be liable for any Claim unless:

(A)	as soon as the Buyer becomes aware of anything which is or may be reasonably likely to give rise to a Claim, the Buyer notifies the Seller in writing:

(I)	setting out the act, matter or thing relied on as giving rise to the Claim, the subject of the Claim, and all relevant details of the Claim; and

(II)	within 10 Business Days after it has first come to the Buyer’s attention and no later than one month after the Completion Date; and

(B)	if the relevant Claim has not already been satisfied, settled or withdrawn, legal proceedings for the relevant Claim have been properly issued and served on the Seller within one month after the Completion Date.

7.5	Due diligence

The Buyer acknowledges that:

(a)	the Due Diligence Material was provided to the Buyer solely to assist with its due diligence enquiries;

(b)	the Due Diligence Material was intended as a guide only and does not constitute all or any part of an offer or of this document;

(c)	any calculations contained in the Due Diligence Material have not been independently verified by the Seller or NAB;

(d)	any projections contained in the Due Diligence Material represent best estimates only and may be based on assumptions which, while reasonable, may be incorrect;

(e)	it has not relied on any material contained in the Due Diligence Material as a statement or representation of fact or as to any further matter, but has satisfied itself as to the correctness and completeness (or otherwise) of the information by its own enquiries, inspections and independent investigations;

(f)	except for rights and remedies provided by statute which may not be excluded, no liability (under statute, in contract or tort for negligence or otherwise) is assumed by the Seller or NAB, or any of their representatives for any material contained in the Due Diligence Material; and

(g)	neither the Seller nor NAB, nor their representatives,make any warranty or representation as to the accuracy or the reliability of any of the contents of the Due Diligence Material and the Seller and NAB are not responsible for any of the their representatives in respect of the contents of or omissions from the Due Diligence Material.

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7.6	Indemnities

The Buyer indemnifies and will keep indemnified the Seller and NAB from and against any of the following:

(a)	all Claims which may be asserted against or suffered or incurred by the Seller or NAB to the extent that such Claims arise out of, result from or relate to:

(i)	the ownership, sale, use or dealing with the Intellectual Property;

(ii)	any intellectual property rights asserted, claimed or proven by any third party in respect of the Intellectual Property; or

(iii)	any Tax (including GST), royalty or impost of a like nature which may be payable in respect of the Intellectual Property,

provided that all such Claims are in respect of the period after the Specified Time; and

(b)	any and all losses and other Liabilities which may be asserted against or suffered or incurred by the Seller or NAB and which arise out of or result from:

(i)	any misrepresentation, breach of warranty or breach of or non-compliance with any of the provisions of this document by the Buyer; or

(ii)	any misrepresentation or breach of warranty in or occasioned by any certificate or other document furnished or caused to be furnished by the Buyer to the Seller or NAB.

The Seller and NAB need not incur any cost or make any payment before enforcing any right of indemnity under this clause 7.6.

7.7	Release

In consideration of the Seller entering into this document, the Buyer covenants and agrees that it unequivocally releases the Seller and NAB, and their representatives, from all Liabilities or Claims in connection with the Intellectual Property, or any other asset of the Seller or NAB, and further agrees not to make any Claim against the Seller or NAB in connection with the Intellectual Property, or any other asset of the Seller or NAB, or in any way whatsoever connected with any act done or omitted to be done in relation to the sale of the Intellectual Property under this document.

7.8	No claim

The Buyer may not make a claim or requisition, delay completion, rescind or terminate because of any matter disclosed in or arising from any of the Due Diligence Material or other documents comprising annexures or schedules to this document.

7.9	Capacity of Seller

(a)	Mr Hall is not executing this document in his personal capacity, and does not assume personal liability under any warranty or obligation of the Seller in this document.

(b)	The Buyer releases Mr Hall from any personal liability whatsoever and must not seek to bring proceedings against him in his personal capacity.

(c)	The Buyer is not entitled to make any requisition, objection or claim or rescind or terminate this document in relation to the appointment of Mr Hall as agent for NAB.

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7.10	Liability for future events

The Seller and NAB are not liable to the Buyer for any Liabilities attributable to anything done or not done after the date of this document by the Buyer or any person acting, or purporting to act, on behalf of the Buyer.

7.11	No rescission

The Buyer agrees that its sole remedy for a Claim for breach of this document, however arising, is a Claim for damages in contract only, and the Buyer waives any right to Claim any other remedy, including rescission of this document or any related document, for a Claim for breach of this document.

7.12	Exclusion of certain losses

Notwithstanding any provision of this document, the Seller and NAB will not, under any circumstances, be liable to another party for any breach of this document or any other duty it may owe to the Buyer (including any duty of care for the purposes of the tort of negligence):

(a)	for any special or indirect losses of any nature or description;

(b)	for any consequential losses of any nature or description; or

(c)	for loss of profit, loss of revenue, loss of use, loss of contract, loss of goodwill or increased cost of working, whether that loss is direct or indirect or normal or consequential in nature.

7.13	Obligations of the Buyer

(a)	Within 10 Business Days of receiving any Claim or demand or being served with any legal proceedings which may lead to Liability on the part of the Seller, the Buyer must give written notice to the Seller setting out full details of the Claim, demand or legal proceedings.

(b)	The Buyer must not accept, compromise or pay any Claim or demand or agree to arbitrate, compromise or settle any legal proceedings which may lead to Liability on the part of the Seller without the prior written approval of the Seller.

7.14	Survival

This clause 7 remains in full force and effect after Completion.

8.	Representations and warranties

8.1	Representations

The Buyer represents and warrants to the Seller that each of the following statements is true and accurate at the date of this document and will be true and accurate on the Completion Date:

(a)	the Buyer is validly existing under the laws of its place of incorporation or registration;

(b)	the Buyer has the power to enter into and perform its obligations under this document and to carry out the transactions contemplated by this document;

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(c)	the Buyer has taken all necessary actions to authorise its entry into and performance of this document and to carry out the transactions contemplated by this document;

(d)	the Buyer’s obligations under this document are valid and binding and enforceable against it in accordance with the terms;

(e)	neither the Buyer nor any party related to it has taken any action under which any person is or may be entitled to a commission, brokerage or finder’s fee in connection with the sale and purchase of the Intellectual Property;

(f)	the Buyer, and each of its officers, employees, agents and representatives holds or is able upon application to hold, all permits, licences and authorisations to conduct its business in accordance with all applicable laws;

(g)	none of the following has occurred and is subsisting, or is threatened, in relation to the Buyer:

(i)	a meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Buyer;

(ii)	a receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of the Buyer; or

(iii)	amortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which the Buyer is the mortgagor or chargor; and

(h)	the Buyer is not, and is not likely to:

(i)	become insolvent within the meaning of section 95A of the Corporations Act2001(Cth);

(ii)	stop paying its debts as and when they fall due; or

(iii)	become subject to voluntary administration under Part 5.3A of the Corporations Act 2001 (Cth).

8.2	Application of representations by the Buyer

Each of the representations made by the Buyer under clause 8.1 remains in full force and effect on and after Completion

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9.	Confidentiality and publicity

9.1	Confidentiality

The Buyer:

(a)	must keep confidential any Confidential Information of the Seller and all Confidential Information disclosed to the Buyer by or on behalf of the Seller, or of which the Buyer becomes aware (whether before or after the date of this document); and

(b)	may disclose any Confidential Information in respect of which the Buyer has an obligation of confidentiality under clause 9.1(a) only:

(i)	to those of the Buyer’s officers or employees or advisers (Permitted Disclosees) who:

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(A)	have a need to know for the purposes of this document and the transactions contemplated by it; and

(B)	undertake to the Buyer (and, where required by the Seller, to the Seller also) a corresponding obligation of confidentiality to that undertaken by the Buyer under clause 9.1(a);

(ii)	if required to do so by law, a court of law or the Listing Rules of ASX; or

(iii)	with the prior written approval of the Seller.

9.2	Confidential Information

Clause 9.1 applies:

(a)	with respect to Confidential Information:

(i)	until Completion; or

(ii)	until the information is public knowledge (otherwise than as a result of a breach of confidentiality by the Buyer or any of its permitted disclosees),

whichever occurs first; and

(b)	with respect to any other confidential information of the Seller, until the information is public knowledge (otherwise than as a result of a breach of confidentiality by the Buyer or any of its Permitted Disclosees).

9.3	Announcements

The Buyer must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this document (Announcement) unless:

(a)	it is required to be made by law or the Listing Rules of the ASX and before it is made, the Buyer has:

(i)	notified the Seller; and

(ii)	given the Seller a reasonable opportunity to comment on the contents of, and the requirement for, the Announcement; or

(b)	it has the prior written approval of the Seller.

9.4	Return of documents

If Completion does not occur for any reason, the Buyer must immediately return to the Seller all the Confidential Information obtained by the Buyer and the Permitted Disclosees, including all copies of the Confidential Information made by the Buyer and its Permitted Disclosees.

9.5	Indemnity

The Buyer indemnifies the Seller, and will keep the Seller indemnified, against all Claims which the Seller may suffer or incur directly or indirectly in connection with or arising from breach of this clause 9by the Buyer or the Permitted Disclosees.

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9.6	Survival

This clause 9 remains in full force and effect after Completion.

10.	Termination

10.1	Event of Default

If any one or more of the following occur, an Event of Default at the non-defaulting party’s option will have occurred:

(a)	the Buyer defaults in the performance of its obligations under this document;

(b)	an Insolvency Event occurs in respect of the Buyer; or

(c)	any action is initiated by any competent authority with a view to striking the Buyer’s name off any register of companies.

10.2	Default

If an Event of Default occurs and the default:

(a)	is not capable of being remedied; or

(b)	if capable of being remedied, is not remedied within 5 Business Days after notice requiring it to be remedied is given to the defaulting party by the Seller,

the Seller may immediately terminate this document by giving written notice to the Buyer.

10.3	After termination

(a)	On termination of this document for any reason, the Buyer must stop, and must require its permitted disclosees to stop, using Confidential Information of the Seller and at the Seller’s option:

(i)	return to the Seller;

(ii)	destroy and certify in writing to the Seller the destruction of; or

(iii)	destroy and permit a representative of Seller to witness the destruction of,

all Confidential Information in its possession or control.

(b)	If this document is terminated, then:

(i)	each party will be released from its obligations to further perform this document, except for those obligations that are expressly stated to continue in force; and

(ii)	in the case of termination before Completion, each party must do all acts and things at their own cost, including the execution of all such documents necessary to reverse an action done, if any, according to clause 4.2.

(c)	If this document is terminated for any reason (including under clause 4.5 or clause 10) other than due to a material default of the Seller under this document, the Buyer must pay to the Seller the Penalty Amount within 10 Business Days of receiving a notice from the Buyer that the Intellectual Property have been sold to a third party or parties.

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(d)	For the avoidance of doubt, the Penalty Amount due under clause 10.3(b) is an amount that must be paid in addition to any other amounts due under this document, including forfeiture of the Purchase Price and payment of interest amounts under clause 12.

10.4	Survival

Clauses Error! Reference source not found., 4.5, 7, 8, 9, 10.3, 10.4, 10.5, 11, 12 and 13 remain in full force and effect after termination of this document.

10.5	Accrued rights

Termination of this document does not affect any accrued rights or remedies of a party.

11.	Tax

11.1	Consideration

Subject to clause 11.2, any consideration to be paid or provided for a supply under this document or any related transaction documents, unless specifically expressed to include GST, does not include an amount on account of GST.

11.2	GST

(a)	If GST is payable by a supplier (or by the representative member for a GST group of which the supplier is a member) on any supply made under or in relation to this document, the recipient must pay to the supplier an amount (GST Amount) equal to the GST payable on the supply. The GST Amount is payable by the recipient in addition to and at the same time as the net consideration for the supply.

(b)	If a party is required to make any payment or reimbursement, that payment or reimbursement must be reduced by the amount of any input tax credits or reduced input tax credits to which the other party (or the representative member for a GST group of which it is a member) is entitled for any acquisition relating to that payment or reimbursement.

(c)	This clause 11.2 is subject to any other specific agreement regarding the payment of GST on supplies.

11.3	Indemnity

The recipient must indemnify the supplier against, and pay the supplier on demand, the amount of any damage or cost directly or indirectly arising from or caused by any failure by the recipient to pay any amount (including any additional tax, penalty tax, fine, interest or other charge under the GST Law) from the date GST would have been payable had the supply been correctly treated as a taxable supply.

11.4	Buyer responsible for duty

The Buyer must pay all stamp duty, duty or similar tax payable in relation to the execution, performance and registration of this document, or any other document executed or effected under this document.

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11.5	Buyer indemnity

The Buyer indemnifies the Seller and NAB against any loss incurred by the Seller or NAB in relation to any duty and penalties specified in clause 11.4, whether through default by the Buyer under clause 11.4 or otherwise.

12.	Interest

12.1	Failure to pay amount due

If the Buyer fails to pay any amount payable under this document on the due date for payment, the Buyer must pay interest on the amount unpaid at the higher of 12% per annum or the rate (if any) fixed or payable under a judgment or other thing referred to in clause 12.2.

12.2	Interest accrual

Any interest payable under clause 12.1:

(a)	accrues from day to day from and including the due date for payment of the amount payable under this document up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(b)	may be capitalised by the Seller at fortnightly intervals.

13.	General provisions

13.1	Costs

Each party must pay its own costs in relation to:

(a)	the negotiation, preparation, execution, performance, amendment or registration of, or any consent given or made; and

(b)	the performance of any action by that party in compliance with any liability arising,

under this document, or any document or agreement executed or effected under this document, unless this document provides otherwise.

13.2	Assignment

A party must not transfer any right or liability under this document without the prior written consent of each other party, except where this document provides otherwise.

13.3	Notices

(a)	Any notice may be served by delivery in person or by post, or transmission by facsimile or email, to the address, number or email address of the recipient specified in clause 13.3(c), or most recently notified by the recipient to the sender.

(b)	Any notice is effective for the purposes of this document on delivery to the recipient, or production to the sender of a facsimile transmittal confirmation report, or the sender not receiving an automated out of office or undelivered email from the recipient email address, before 4.00 pm on a Business Day in the place in or to which the written notice is delivered or received, or otherwise at 9.00 am on the next Business Day following delivery or receipt.

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(c)	The addresses for service for notices of the parties are:

Seller

Mr Gregory Winfield Hall as agent for National Australia Bank Limited (as Mortgagee in Possession)

PwC, 201 Sussex Street, Sydney, NSW, 2000

Fax: None

Email: greg.hall@au.pwc.com

Buyer

Barfresh Inc

Suite 701, 90 Madison Street, CO, 80206 USA

fax: 303 3293819

13.4	Governing law and jurisdiction

(a)	This document is governed by and construed under the law in the State of New South Wales.

(b)	Any legal action in relation to this document against any party or its property may be brought in any court of competent jurisdiction in the State of New South Wales.

(c)	Each party by execution of this document irrevocably, generally and unconditionally submits to the non-exclusive jurisdiction of any court specified in this clause 22.5 in relation to both itself and its property.

13.5	Amendments

Any amendment to this document has no force or effect, unless effected by a document executed by the parties.

13.6	Pre-contractual negotiation

This document:

(a)	expresses and incorporates the entire document between the parties in relation to its subject-matter, and all the terms of that document; and

(b)	supersedes and excludes any prior or collateral negotiation, understanding, communication or document by or between the parties in relation to that subject matter or any term of that document.

13.7	Further assurance

Each party must execute any document and perform any action necessary to give full effect to this document, whether before or after performance of this document.

13.8	Continuing performance

(a)	The provisions of this document do not merge with any action performed or agreement executed by any party for the purposes of performance of this document.

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(b)	Any representation in this document survives the execution of any agreement for the purposes of, and continues after, performance of this document.

(c)	Any indemnity agreed by any party under this document:

(i)	constitutes a liability of that party separate and independent from any other liability of that party under this document or any other agreement; and

(ii)	survives and continues after performance of this document.

13.9	Waivers

Any failure by any party to exercise any right under this document does not operate as a waiver and the single or partial exercise of any right by that party does not preclude any other or further exercise of that or any other right by that party.

13.10	Remedies

Subject to clause 7, the rights of a party under this document are cumulative and not exclusive of any rights provided by law.

13.11	Severability

Any provision of this document which is invalid in any jurisdiction is invalid in that jurisdiction to that extent, without invalidating or affecting the remaining provisions of this document or the validity of that provision in any other jurisdiction.

13.12	Third party rights and benefits

(a)	Except as provided in this clause 13.12, this document confers rights only on a person expressed to be a party, and not on any other person.

(b)	Without prejudice to the rights of NAB under this clause 13.12, the Buyer agrees that NAB has the benefit of the provisions of this document given in favour of the Seller.

(c)	The Buyer acknowledges and agrees that a breach of this document or negligence by the Buyer in relation to performance or failure to perform this document may result in a loss being suffered by NAB and/or the Seller (NAB Loss).

(d)	Subject to the limitations and exclusions of liability set out in this document, and to any claim, defence, counter-claim or right of set-off which at law, in equity or under statute would be available to the Buyer if NAB were the Seller and the loss were suffered by it, the Buyer agrees that any NAB Loss will be treated as a loss suffered by the Seller and the Seller may enforce any rights in relation to that loss.

(e)	The Seller enters into this document as agent for NAB for the sole purpose of:

(i)	NAB obtaining (and being able to enforce through the Seller) any rights granted to NAB (which, to avoid doubt, includes the indemnities of clause 7.6 and the payment obligation in sub-clause (d) above); and

(ii)	NAB obtaining (and being able to enforce) the benefit of the caps and exclusion on the Seller’s liability in this document, including those of clause 7.

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13.13	Counterparts

This document may be executed in any number of counterparts, all of which taken together are deemed to constitute one and the same document.

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Schedule 1 – Intellectual Property

Part 1 – Patents

Australia

#	Applicant	Inventor	PATENT Title	PATENT Application Details	Filing Date	Status

1.	Smoo Pty Limited	Riccardo Dario Coste Delle	Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	2012254903	15 November 2012	Filed

2	Smoo Pty Limited	Riccardo Dario Coste Delle	Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	2005274678	16 August 2005	Granted

Brazil

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	PIO514480.9	Exam Requested

China

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	ZL200580033724.5	Registered

Europe

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	05773978	Response lodged to Examiner’s report

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Hong Kong

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	07109841.5	Application lodged: filing receipt received

Indonesia

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	W-00200700882	Accepted

Israel

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	181335	Registered

India

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	01616/DELNP/07	Exam requested

Japan

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	5057975	Registered

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Republic of Korea

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	1157907	Registered

Mexico

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	282747	Registered

Malaysia

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	MY-142467-A	Registered

New Zealand

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	553358	Registered

The Philippines

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	1-2007-500384	Registered

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Russian Federation

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	2376228	Registered

Singapore

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	130396	Registered

Thailand

PATENT Title	PATENT Official Number	Status

Sealed pack of ingredients for an individual smoothie, and associated methods and apparatuses	103337	Examination request

South Africa

Part 2 – Trade Marks

Australia

#	Owner	TRADEMARK Description	TRADEMARK Number	Filing Date	Classes	Status	Renewal Due/Comments

1	Smoo Pty Limited		1043654	25 February 2005	30,32	Registered	25 February 2015q

2	Smoo Pty Limited		1427159	24 May 2011	29,30	Opposed	Accepted for registration on 17 January 2013 Opposed by Geoffrey Chesworth and Tania Chesworth. Notice of Opposition lodged on 11 April 2013 Hearing Pending

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India

#	Owner	TRADEMARK Description	TRADEMARK Number	Filing Date	Classes	Status

1	Smoo Pty Limited		1661025	4/3/2008	30,32	Opposed

2	Smoo Pty Limited		1661026	4/3/2008	30,32	Registered

South Africa

TRADEMARK Description	TRADEMARK Number	Status

	1043654	Registered

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Schedule 2 – Encumbrances

Part 1 – Bank Security Interests

Item	Secured Party	Registration number	Class/Description

1.	National Australia Bank Limited	201208150032747	All Present and After Acquired Property No Exceptions

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Signing page

Executed as a deed.

Signed sealed and delivered on behalf of Gregory Winfield Hall as agent for National Australia Bank Limited (as Mortgagee in Possession):

/s/ Margaret Jamison	/s/ Gregory Winfield Hall
Witness signature	Gregory Winfield Hall

Margaret Jamison
Print witness name

Signed sealed and delivered on behalf of Barfresh Inc. by its duly authorised signatory:

Director

/s/ Steven Lang	Steven Lang
Print name

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